Exhibit 10.2

OPTION AGREEMENT

THIS OPTION AGREEMENT (“Agreement”) is entered into as of the 23rd day of August, 2019, by and between SPINAL RESOURCES, INC., a Florida corporation (“Optionor”) and OZOP SURGICAL CORP., a Nevada corporation (“Optionee”), with reference to the following facts:

A. Optionor is in the business of developing and selling products utilized in spine and related surgical procedures (the “Business”).

B. Contemporaneously with the execution of this Agreement, the parties are entering into an Exclusive License Agreement (the “ELA”).

C. Optionor desires to grant to Optionee an option to purchase the Business upon the terms and conditions set forth herein, and Optionee desires to acquire such option.

NOW THEREFORE, IN CONSIDERATION of the mutual agreements herein set forth, and other valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

GRANT OF OPTION

In consideration of the parties’ entering into the ELA, Optionor hereby grants to Optionee an option to purchase the Business upon all of the terms, covenants and conditions set forth herein (the “Option”). Exercise of the Option shall require the Optionor to sell substantially all of the Assets of the Business to Optionee, unless the parties agree that the sale shall be structured as a sale of equity. During the term of the ELA, Optionor cannot sell the Business. As partial consideration for Optionor’s grant of the Option, Optionee agrees that it shall not purchase, either as a purchase of stock or assets, the business of any competitor of the Business unless it has first exercised the Option provided herein unless such purchase is materially agreed upon by Optionor.

ARTICLE II

TERM AND MANNER OF EXERCISE

2.1 (a) The Option shall be exercisable by Optionee at any time of the Term (as defined in the ELA) but prior to the end of the Term (the “Option Period”) only by delivering to Optionee written notice of exercise to Optionor prior to the expiration of the Option Period (the “Option Exercise Notice”). Optionee may only exercise the Option if Optionee is not in breach of the terms of the ELA at the time of exercise of the Option.

(b) If Optionee fails to exercise the Option on or before the expiration of the Option Period, the Option and this Agreement shall be null and void and of no further force or effect, but Optionor shall have the right, on written notice to the Optionee (the Put Exercise Notice” to require Optionee to purchase the Business in accordance with the terms set forth in this Agreement (the “Put”). If Optionee timely exercises the Option, the parties shall enter into a definitive agreement for the purchase of the Business, which shall contain the terms set forth in this Agreement, plus the usual and customary terms for transactions of this nature. Closing of the purchase of the Business (the “Closing”) shall be thirty (30) days following the last to occur of (i) Optionor’s receipt of the Option Exercise Notice; or (ii) Optionee’s receipt of the Put Exercise Notice.

ARTICLE III

BUSINESS PURCHASE PRICE

3.1 The purchase price for the Business shall be determined as follows:

Optionee will purchase the Business for a minimum purchase price of $5,500,000. The actual purchase price will be determined and shall be based on average monthly sales of Licensed Products and Outside Products (as both terms are defined in the ELA) by or through Optionor in accordance with the following table:

Average Monthly Sales	Purchase Price

$0 - $150,000	$5,500,000
$150,001-$250,000	$7,000,000
$250,001 and over	$8,000,000

For purposes of this computation, payments made by Optionee to or for the benefit of Optionor for the Quarterly Fee, Inventory and Bank Debt (as all such terms are defined in the ELA), prior to Closing shall be credited against the purchase price. Sales falling under Section 8.03 of the ELA shall not be counted in the determination of the Average Monthly Sales and payment of the Override (as defined in the ELA) shall not be credited against the purchase price.

3.2 The purchase price computed in accordance with Section 3.1 shall be paid as follows:

(a) Seventy-five percent (75%) of the purchase price, net of the credits set forth above, shall be paid at Closing, in cash, by wire transfer or other immediately available funds.

(b) The remaining balance due will be paid in equal quarterly installments with six percent (6%) interest beginning on the first day of the second month following the month in which the Closing occurs. Payment of the amount due will be secured by Optionee’s pledge of collateral that shall be determined prior to Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 As an inducement to Optionor to enter into this Agreement, Optionee represents, warrants and covenants that it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; that it has the corporate power and authority to enter into this Agreement, and to consummate the transaction herein contemplated; and that the execution and delivery hereof and the performance by Optionee of its obligations hereunder will not violate or constitute an event of default under the terms or provisions of any agreement, document or instrument to which Optionee is a party or by which Optionee is bound.

4.2 As an inducement to Optionee to enter into this Agreement, Optionor represents, warrants and covenants as of the date hereof as follows:

(a) Optionor is a corporation, duly organized, validly existing and in good standing under the laws of Florida; and it has the requisite corporate power and authority to (i) enter into this Option Agreement, and (ii) sell the Business. The execution and delivery hereof and the performance by Optionor of its obligations hereunder will not violate or constitute an event of default under the terms and provisions of any agreement, document or instrument to which Optionor is a party or by which Optionor is bound;

(b) This Agreement is a valid and binding obligation of Optionor; and

(c) Optionor has not granted any options or any other rights to acquire fee title or other interests in the Business, other than as set forth in this Option Agreement.

4.3 The truth, accuracy, and completeness of each of the representations, warranties and covenants of Optionee and of Optionor herein set forth, shall constitute a condition precedent to the obligations of Optionor and Optionee, respectively, hereunder.

ARTICLE V

(intentionally omitted)

ARTICLE VI

ASSIGNMENT

Neither Optionee nor Optionor may assign this Agreement or any of their rights hereunder for any purpose whatsoever without the written consent of the other party (which consent shall not be unreasonably withheld by either party) and any purported assignment shall be absolutely void and of no force or effect.

ARTICLE VII

MISCELLANEOUS

7.1 Entire Agreement. The parties hereto with respect to the subject matter hereof, and no prior or contemporaneous written or oral agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto.

7.2 Attorneys’ Fees. Should any action be brought arising out of this Agreement, including without limitation any action for declaratory or injunctive relief, the prevailing party shall be entitled to reasonable attorneys’ fees and costs and expenses of investigation incurred in appellate proceedings or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 or the Bankruptcy Code or any successor statutes, and any judgment or decree rendered in any such actions or proceeding shall include an award thereof.

7.3 Binding Effect. The provisions of this Agreement shall inure to the benefit of and be binding upon Optionor and Optionee and their respective successors and permitted assigns.

7.4 No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.5 Further Acts. Each party shall, at the request of the other, execute, acknowledge (if appropriate) and deliver whatever additional documents, and do such other acts, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

7.6 Counterparts. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same agreement.

7.7 Amendments. This Agreement may not be changed or modified except by an instrument in writing executed by the party asserted to be bound thereby.

7.8 Notices. All communications, notices and demands of any kind which either party may be required or may desire to give to or serve upon the other, shall be made in writing and delivered by personal service to any officer of the other party or sent by registered mail, postage paid, return receipt requested, to the following addresses:

To Optionor:	Spinal Resources, Inc. Attn: Bernard Bedor President and Chief Executive Officer 5450 NW 33rd Avenue, Unit 103 Fort Lauderdale, Florida 33309
To Optionee:	Ozop Surgical Corp. Attn: Barry Hollander Chief Financial Officer 319 Clematis Street, Suite 714 West Palm Beach, FL 33401

Any such notice sent by mail shall be presumed to have been received by the addressee 72 hours after posting in the United States mail in ________________ County, Florida. Either party may change its address by giving the other party written notice of its new address as herein provided.

7.9 Headings. Any headings in this Agreement are solely for the convenience of the parties and are not part of this Agreement.

7.10 Governing Law. This Agreement and the transaction herein contemplated shall be construed in accordance with and governed by the laws of the State of Florida.

IN WITNESS WHEREOF, Optionor and Optionee have executed this Agreement on the day and year first above written.

“OPTIONEE” OZOP SURGICAL CORP. By: _________________________ Its: Chief Executive Officer
“OPTIONOR” SPINAL RESOURCES, INC. By: _________________________ President